UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On October 3, 2025, the Hartman Group distributed the following letter to shareholders:

Exposing Delay Tactics & False Claims

October 3, 2025

Dear Shareholder,

Silver Star has delayed this vote five times already and now they are trying again. Their latest lawsuit seeks to void every Hartman blue proxy vote and postpone the shareholder meeting until December 31, 2025. When they cannot win fairly, they try to stop the vote altogether. Instead of allowing you to decide, they run to court and spend your money on delay tactics. This lawsuit is yet another desperate attempt to stall, distract, and avoid the accountability they know is coming.

The Real Hijackers of Your Vote

Remember when the Silver Star Board sent out that post on July 11th claiming we were trying to “hijack the election”? That was misleading then, and it remains the furthest thing from the truth.

Here are the facts:

•	We have complied with every protocol they requested for vote handling.
•	We have been submitting blue proxy votes early and continuously to ensure every shareholder vote is properly counted.
•	Our communications have been filed with the SEC and are available for public review.

Our intent has always been clear: we want every shareholder’s voice heard and every vote counted.

And now, after accusing us of “hijacking,” they are the ones asking the court to cancel every blue card proxy vote. Who is really trying to cancel shareholder voices?

The answer is obvious: the incumbent Silver Star Board

They are terrified of the outcome and will do anything to silence you.

The choice is clear:

Vote Blue to stop their obstruction, end the delays, and begin liquidation to return value to shareholders; or allow the Silver Star Board to bury your investment under years of litigation and misinformation.

We welcome you to join our shareholder calls. We encourage all shareholders to participate and ask questions directly. We have nothing to hide and welcome open dialogue. Even Silver Star's current board members have joined previous calls. If you haven't received an invite, it's because Silver Star never provided shareholder contact information when we requested it, forcing us to build our list ourselves. Contact us at IR@hartman-investments.com to ensure you receive the call details.

Your voice matters and your vote counts. Send a resounding message that shareholder rights cannot be delayed or denied. Vote the Blue Card today.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the BLUE card and for the return of your capital or vote the blue proxy from our online e-mail.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.